EXHIBIT 10.8

FIRST AMENDED AND RESTATED

MOERDIJK AGREEMENT OF LEASE

BETWEEN

SHELL NEDERLAND CHEMIE B.V.

AND

SHELL EPOXY RESINS NEDERLAND B.V.

FIRST AMENDED AND RESTATED
MOERDIJK AGREEMENT OF LEASE

The undersigned,

Shell Nederland Chemie B.V., having its offices at Vondelingenweg 601, 3196 KK
Vondelingenplaat, Rotterdam, the Netherlands ("SNC" or the "Landlord"),

and

Shell Epoxy Resins Nederland B.V., having its offices at Vondelingenweg 601, 3196 KK
Vondelingenplaat, Rotterdam, the Netherlands ("Newco"),

hereby agree as follows:

WHEREAS, SNC and Newco entered into an Agreement of Lease (the "Original Lease") dated October 29, 1999 for the Site.

WHEREAS, SNC and Newco have entered into a First Amended and Restated Moerdijk Services, Utilities, Materials and Facilities Agreement (the "SUMF Agreement") with respect to the Site dated the date hereof.

WHEREAS, SNC and Newco desire to amend and restate the Original Lease on terms and conditions hereinafter contained (the "Lease").

ARTICLE 1: LETTING OF THE SITE

1.1
SNC hereby lets to Newco the site indicated in Attachment 1, measuring approx. 1.1034 ha in area, situated in Chemieweg at 25 Moerdijk and known at present as a part of the plot recorded in the land registry as Municipality of Klundert, Section C, numbers 1902, 1903 and 1904 (the "Site"), on which the Veova manufacturing facilities are located.that have been transferred to Newco under the "Asset Contribution Agreement" dated 26th October 1999 (hereinafter: the "Facilities").

1.2	The Site is let in the condition in which is was on the date hereof (the "Original State").

1.3
SNC reserves a mandatory right of way throughout the Site in locations reasonably determined by Newco for the purposes of laying and maintaining cables, pipelines, etc., subject tc:i the proviso that no substantial hindrance, disruption or interruption of the operation of the Facilities shall be caused thereby. Newco shall not be entitled to any compensation whatsoever on that account and shall tolerate the laying, inspection, maintenance and replacement of the pipeline(s). Existing SNC cables and lines shall be outlined on a drawing yet to be produced.

SNC leases to Newco a right of way throughout the SNC's retained portion of Moerdijk site (the "Landlord's Site") for the purpose of laying and maintaining cables, pipelines, etc. in locations reasonably determined by parties subject to the proviso that such right of way shall not cause any substantial hindrance, disruption or interruption of the operation of the Landlord's operations on the Landlord's Site. SNC shall not be entitled to any rental whatsoever on that account and shall tolerate the laying, inspection, maintenance and replacement of pipelines. SNC also hereby grants Newco an easement of access to the Site over Landlord's Site in locations reasonably designated by SNC.

1.4	Should either party wish the leased Site to be enlarged, SNC and Newco shall ente·r into discussion on this matter in order to review whether such enlargement acceptable to both parties can be agreed.

ARTICLE 2: DURATION OF LEASE, TERMINATION

2.1
The lease is deemed to have entered into effect on 1 November, 2000 and shall end 31 October, 2020. Thereafter Newco shall have the right of prolongation of the lease for three immediately consecutive periods of five years on each occasion at the initial rent equal to the index limited rent effective at the end of the preceding period and otherwise under the same terms and conditions with the exception of those of the present Article. Under pain of the lapse of its right, it shall be obliged to inform SNC in writing at least one year before each such prolongation is due to commence that it shall avail itself of that right. Notwithstanding the previous sentence, upon the extension of the term of the SUMF Agreement, the term of this Lease shall be automatically extended for the same period as the SUMF Agreement. This Lease supersedes the Lease between SNC and Newco for the Site dated October 1, 1999.

2.2	Should either party wish the Lease to be prolonged beyond the periods referred to in the preceding paragraph, SNC and Newco shall enter into discussion on this matter in order to review whether such prolongation acceptable to both parties can be agreed.
2.3    Newco may, in addition to its other remedies, terminate this Lease in its entirety in any of the following circumstances:

(a)     if a Bankruptcy Event (as defined in the SUMF Agreement) occurs and is continuing in relation to Landlord and Landlord does not provide adequate assurances to Newco within thirty (30) days of the occurrence of the Bankruptcy Event that SNC will continue to provide SUMF Items to Newco on the terms and conditions of the SUMF Agreement;

(b)    with no less than twelve (12) months' prior written notice following the decision by Newco to discontinue all its operations at the Site; and

(c)    upon the termination of the SUMF Agreement.

2.4	SNC may, in addition to its other remedies, terminate this Lease in any of the following circumstances:

(a)    if a Bankruptcy Event occurs and is continuing in relation to Newco and Newco does not provide the Landlord with adequate assurance (such as a priority lien, advance payment or letter of credit) of continued payment of any undisputed amount of any sums, owed by Newco hereunder due under this Lease within thirty (30) days of the occurrence of the Bankruptcy Event; and

(b)    if Newco without proper justification fails to pay any undisputed amount of any sums, owed by Newco hereunder within three (3) months of the date when· such payment became due, and such failure continues thereafter for a period of sixty (60) days after written notice from SNC.

(c)    If Newco does not operate either Plant in accordance with generally accepted European industry standards, with the Shell Chemicals Limited HSE standards or with other standards as agreed between the Parties and with the requirements of Site permits (collectively being referred to as "SNC/Moerdijk Standards" and with any failure to comply referred to as a "Non-Compliant Act"), then SNC shall have the right to terminate this Agreement if such Non-Compliant Act is not ceased by Newco (x) within ten 10) days (or such longer period as may be approved in writing by SNC, with such approval not to be unreasonably withheld if the total period is 20 or fewer days) or, (y) if the Non-Compliant Act is in relation to a standard adopted after the Effective Date and is not required by any relevant Government Authority, within sixty (60) days or (z) if the standard is required by a relevant Government Authority, within such period as is required by such authority, in each case after delivery of written notice to Newco specifically describing such Non-Compliant Act or acts and directing Newco to cease such non-compliance ("Non-Compliant Act Notice"); provided that in all events the maximum period for ceasing the Non-Compliant Act shall not exceed the period prescribed by any relevant Government Authority. If Newco has not ceased the NonCompliant Act described in the Non-Compliant Act Notice within the period as abovedetermined, then SNC may terminate this Agreement by delivery of written notice to Newco ("Termination Notice"), with such termination being effective six months after delivery of the Termination Notice. From and after the delivery of any Termination Notice (including, if applicable, during any dispute by Newco as to the existence of any Non-Compliant Act) Newco shall cease and not continue the conduct giving rise to such Termination Notice. If, notwithstanding the delivery of any Termination Notice, Newco shall not cease the Non-Compliant Act or Acts, SNC may terminate this Agreement with ten (10) days notice or such other shorter period of notice as may be prescribed by any relevant Government Authority. SNC's right to terminate the Lease Agreement pursuant to this Article 2.4 ( c) is conditional upon the standards referred to above not being applied by SNC in a manner which discriminates against Newco's operations compared with other operations on the SNC Moerdijk Site, including operations conducted by SNC or an SNC Affiliate. If it is not possible to identify other operations on the SNC/Moerdijk Site that are subject to the SNC/Moerdijk Standards that are being applied to the operations of Newco, the enforcement of any such SNC/Moerdijk Standards shall be made by SNC in a manner having the least disruption or deleterious effect upon the operations of Newco that are reasonable under the circumstances. As of the Effective Date and for twelve months prior to that date, it is assumed the Facilities were operated with no Non-Compliant Act.

(d)    If Newco, without SNC's consent, should put the Site to another use other than as herein permitted.

ARTICLE 3: RENT

3.1     Newco shall initially pay SNC a rent of NLG 1.50 exclusive of VAT per square meter per quarter (=NLG 6.00 p.a.). In addition, all amounts that might be payable by SNC to any government agency in respect of the Site during the lease period, as well as all obligations that might be imposed on SNC by any government agency in respect of the Site, shall be borne by Newco.

3.2    Every quarter, commencing on 1st January 2000, the rent shall be adjusted as follows:

a x c = new rent
b

wherein

"a"    denotes the consumer price index figure in the series CPI for low-income employed persons' families, total' ( 1990= 100) as published by the Central Bureau for Statistics for the month immediately preceding the quarter that immediately precedes the rent adjustment date;

"b"    denotes the same figure as defined under "a" but for the month lying three months before the month defined under "a", and

"c"    denotes the last effective rent.

3.3
As and when the CBS publishes the aforesaid price index figure on the basis of a new baseline year, this new series shall be applied in the revision of the rent, with the use of a coupling factor if necessary. In the event of any difference of opinion on this matter, the opinion of the CBS shall prevail.

3.4	The rent shall never amount to less than the rent of the previous quarter.

3.5	Should the aforesaid data of the Central Bureau for Statistics fail to materialize, the rent adjustment shall be calculated by mutual agreement in accordance with similar criteria.

3.6
All moneys owed by Newco to SNC under the present Agreement shall be remitted by credit transfer to an account number to be indicated by SNC within 30 days after they have each been charged to Newco. Periodical payments such as rent payments shall be made in advance based on statements rendered by SNC.

3.7
The rent shall be augmented by the statutory turnover tax. For that purpose, parties shall jointly opt for taxed rent. Newco shall sign and hand over the VAT option declaration drawn up by SNC for that purpose at the time of signing of the present Agreement.

3.8
Any shortcoming in the punctual payment of the rent shall oblige Newco, without any notice of default or other notification being required, to pay SNC interest at the Default Rate (as defined in the SUMF Agreement) on the outstanding amount (including any interest due) for each month or part of a month that payment is outstanding.

ARTICLE 4: USE

4.1
Without the consent in writing of SNC, which consent shall not be unreasonably withheld or delayed, the Site may solely be used for the operation of the Facilities, and the Site or parts thereof may not be sub-let without the consent in writing of SNC, not to be unreasonably withheld or delayed.

4.2
Newco shall run the Site in accordance with the industry standards applied by the industry in similar operations and in keeping with good industry practice and in compliance in all material respects with applicable law. Newco shall abide by the SNC/Moerdijk Standards.

4.3
Newco shall at all times abide by all applicable legislation, regulations and government orders, have the licenses required and abide by those licenses. Moreover, as and when the Facilities are extended or modified, business operations are pursued and use is made of the Site in general, and as and when any activities are pursued for these purposes, all regulations issued by applicable governmental agencies shall be complied with, whether now or in the future, including those concerning the location of the plants, in order to avert any danger, damage or miscarriage or any overloading of the soil. Furthermore, Newco shall prevent any extension or modification of the Facilities from inflicting additional costs on SNC or other parties established on the Site and SNC shall prevent any extension or modification of its Facilities at the Site from materially and adversely affecting the Site other than as may be permitted under the SUMF Agreement. If such costs are nonetheless inflicted, they shall be borne by Newco or SNC, as the case may be. 4.4 SNC shall have access to the Site and the structures erected thereon after prior notice to Newco and during normal business hours if such access does not unreasonably interfere with Newco's operations at the Site in any material respect. SNC shall be entitled to enter the Site in case of an emergency, such as a fire or an explosion on the Site, so as to be in a position to take any measures SNC determines fit to take with respect to such emergency.

4.5	Newco may only construct entrances and exits with the prior consent of SNC in writing.

4.6
The fences, buildings and plants may only bear advertisements, inscriptions, announcements, signs and the like pertaining to the business operations of Newco as well as those prescribed by government agencies.

ARTICLE 5: MAINTENANCE

5.1
Newco shall, at Newco's expense, keep the Site in a clean and orderly condition, free of accumulations of dirt, rubbish, snow, ice and unlawful obstructions. Newco shall also keep the Facilities in good order and condition, ordinary wear and tear excepted, and to that end shall perform all necessary maintenance and make all necessary repairs and replacements, interior and exterior, structural and non-structural, extraordinary as well as ordinary, foreseen as well as unforeseen (including, without limitation, maintenance and repair of the heating and air conditioning system and the fire detection/protection and alarm systems and other systems on the Site), all in accordance with operation and maintenance standards applied by prudent owners of similar properties in the area and otherwise consistent with the operation and maintenance standards applied by SNC during the period of SNC' s ownership of the Site.

5.2
All costs of laying and maintaining paving, sewers, electricity, gas and water lines and lighting on or for the purposes of the Site shall be borne by Newco unless such cost is provided for under the SUMF Agreement. If such lines and lighting are used by Newco and others, such costs of laying and maintaining shall be prorated among all users.

ARTICLE 6: RESTORATION OF SITE AND ITEMS BY END OF LEASE

6.1
Unless otherwise agreed, Newco shall release the Site to SNC at the end of the lease either in the Original State or stripped of all objects above ground thereon or therein such as greenery, fencing, paving, signposting, pipes and cables, buildings, plants and other, at the option of SNC.

6.2
Unless removed by the end of the lease, all objects that might then still be present on or in the Site shall revert to SNC, without SNC owing any compensation and without prejudice to any other rights of SNC.

ARTICLE 7: SOIL AND GROUNDWATER POLLUTION

7 .1	If any soil or groundwater remediation or management measures are taken by SNC or Newco that pertain in any way to the activities of Newco on the Site, the costs thereof shall be borne by Newco.

7.2
Parties have conducted or arranged a study of the environmental state of the Site soil and groundwater at the start of the Original Lease (the "Baseline Study"). At the end of the lease the Site shall again be studied. Should any deterioration of the environmental state of the Site soil and groundwater have occurred after the date of the Baseline Study, Newco shall ensure that it is remediated to the environmental states at the date of the Baseline Study, unless parties agree otherwise. Should the government regulations then in force require remediation at the end of the lease that goes beyond remediation to the environmental state of the Site soil and groundwater at the start of the lease. SNC and Newco shall discuss with one another the costs of those more extensive measures and the imputation of those costs to SNC and/or Newco.

ARTICLE 8: Intentionally left blank.

ARTICLE 9: TRANSFER TO GROUP COMPANIES

9.1
Newco shall hereby co-operate from the outset with any transfer by SNC of its- legal relationship with Newco under the present Agreement to a Group company so that such transfer is effected as soon as SNC and the Group company concerned have informed Newco thereof.

9.2	A "Group company" shall be understood to mean:

Royal Dutch Petroleum Company (a Dutch company), The "Shell" Transpon and Trading Company p.l.c. (an English company) and any corporation (whether or not possessing legal personality) apan from SNC and Newco that at any time is a direct or indirect affiliate of both or either of the first-named companies.

For the purposes of this Agreement, a corporation shall be deemed:

(i)
to be a direct affiliate of another corporation if the latter possesses shares or equivalent rights entitling it to cast fifty per cent (50%) or more of the votes at a general shareholders' meeting (or equivalent body) of the former; and to be an indirect affiliate of several corporations if they possess shares or equivalent rights entitling them to jointly cast fifty per cent (50%) or more of the votes at its general shareholders' meeting (or equivalent body); and

(ii)
to be an indirect affiliate of one or more corporations ("the parent company/companies") if a series of corporations can be identified that stans with the parent company/companies and ends with that corporation, with the relationship between the corporations being such that each corporation in the series, except the parent company/companies, is a direct affiliate of one or more of the corporations preceding it in the series.

Notwithstanding the foregoing, none of the portfolio companies of Apollo Management IV, L.P. or its Affiliates other than Shell Epoxy Resins, Inc. and its subsidiaries shall be deemed to be an affiliate of Shell Epoxy Resins, Inc. or any of its subsidiaries.

ARTICLE 10: APPLICABLE LAW AND COMPETENT COURT

10.1    The present Agreement shall be governed by the laws of the Netherlands.

ARTICLE 11: ARBITRATION

11.1
Any dispute arising out of or in connection with this Lease, including any question regarding the existence, validity or termination of this Lease, shall be exclusively processed in accordance with this Article 11.

11.2	In the event of a dispute between the parties, the parties shall, within (10) days of a written request by either party to the other party, meet in good faith to resolve such dispute or differences.

11.3
Any dispute which cannot be resolved by the parties shall be submitted to the Joint Operating Committee under the SUMF Agreement which shall endeavor to amicably resolve the dispute. The parties shall provide the Joint Operating Committee with such information as it reasonably requires to enable it to determine the issues relevant to the dispute.

11.4
Any dispute which cannot be resolved by the Joint Operating Committee shall be submitted to the Steering Committee under the SUMF Agreement, which shall endeavor to amicably resolve the dispute. The parties shall provide the Steering Committee with such information as it reasonably requires to enable it to determine the issues relevant to the dispute.

11.5
Any dispute which cannot be resolved by the Steering Committee shall be submitted to mediation before a mediator selected by the Steering Committee. The parties shall bear their own costs for mediation and the cost of the mediator shall be borne equally.

11.6
If the parties are unable to select a mediator within fifteen (15) days or if the dispute is not resolved as a result of the mediation within sixty (60) days (or such other period as may be agreed by the parties), either party may submit the matter to arbitration for final, binding and exclusive settlement by three arbitrators in accordance with the UNCITRAL Arbitration Rules, with the President of the ICC Court of International Arbitration to act as the appointing authority, such arbitration to be held in Rotterdam, Netherlands. Any arbitration decision pursuant to this Article 11 shall be final and binding upon the parties and judgment thereon may be entered in any court of competent jurisdiction. Costs incurred by the parties in carrying on any arbitration proceeding hereunder (including reasonable attorneys' fees and arbitration fees) shall be borne by the non-prevailing party or apportioned by the arbitrator based on fault.

11.7
Pending resolution of any dispute between the parties, the parties shall continue to perform in good faith their respective obligations under this Lease based upon the last agreed performance demonstrated prior to the dispute.

11.8	Resolution of any dispute between the parties involving payment of money by one party to the other shall include payment of interest, if any, from the original due date of such amount.

11.9	Each party shall, in addition to all rights provided herein or provided by law, be entitled to the remedies of specific performance and injunction to enforce its rights hereunder.

11.10
The fact that the dispute resolution procedures specified in this Article 11 shall have been or may be invoked shall not excuse any party from performing its obligations under this Lease, and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith.

ARTICLE 12: ASSIGNMENT

Newco shall be entitled to assign this Lease to an Affiliate (as defined in the SUMF Agreement) or to a lender or lenders for security purposes so long as such lender is a bona fide financial institution with a business that includes lending money and has a net worth in excess of 100,000,000 US dollars, without the prior written consent thereto of SNC (and such lender or lenders shall have the right (without such prior written consent) to further assign this Lease in connection with the exercise of their rights and remedies pursuant to such security agreements). Newco shall provide SNC notice of such assignment promptly after any such assignment, but in any event within sixty (60) days of such assignment. Except as provided above in this Section, any other assignment of the Lease by Newco to a third party shall require consent of SNC, such consent not to be unreasonably withheld or delayed. Except as provided above in this Section, any other assignment of the Lease by Newco to a third party shall require consent of SNC, such consent not to be unreasonably withheld or delayed. Notwithstanding anything contained herein to the contrary, in no event shall Newco be entitled to assign or further assign this Lease or sublet the Site without the prior consent of the Moerdijk Harbor Authority. SNC stipulates by way of third party stipulation (in Dutch: "derdenbeding") for the benefit of a lender which is an assignee of Newco under this Lease, that, in the event of a default by Newco under the Lease, it shall accept any curative acts undertaken by or at the instigation of such lender as if they had been undertaken by Newco.

ARTICLE 13: ENVIRONMENTAL AGREEMENT

Newco and SNC acknowledge that notwithstanding any provision to the contrary in this Lease, the provisions of Clause 10.3 of the Environmental Agreement between Shell Petroleum N.V. and Shell Epoxy Resins, Inc. for the Non-U.S. properties dated the date hereof (the "Environmental Agreement") shall apply as between any Seller Indemnified Party (as defined in the Environmental Agreement) and SER Indemnified Party (as defined in the Environmental Agreement) and any person or entity to whom a transfer or assignment is made in accordance with Clause 11.1 of the Environmental Agreement. Any obligation or liability of any SER Indemnified Party or Seller Indemnified under this Agreement shall be without prejudice to the rights, if any, of the relevant party to claim Environmental Damages (as defined under the Environmental Agreement) under the Environmental Agreement. A copy of the Environmental Agreement is attached to this Agreement for reference at Exhibit E.

ARTICLE 14: Intentionally left blank.

ARTICLE 15: NOTICES

15.1
All notices. requests. waivers, demands, directions and other communications required or permitted to be given under this Agreement sball be in writing and in English. This provision shall not prevent communications relating to the operations of the Site from being made in the language spoken in the jurisdiction in which the Site is situated. Notices may be given in electronic form (including facsimile transmission and telex communications and e-mail) and shall be delivered personally, sent by facsimile transmission, or email, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the other Parties at their addresses set forth in the introductory paragraphs of this Agreement (or such at their address for a Party as shall be specified by like notice from such Party to the other Party) and, in the case of the Newco. to the attention of the Plant Manager. with copies to:

Shell Epoxy Resins, Inc.
1600 Smith Street
24th floor
Houston, Texas 77002
Attention: President
Telecopy: (713) 241-5333

Shell Epoxy Resins Nederland B.V.
PO Box 606
3190 AN Hoogvliet
Rotterdam
The Netherlands
Attention: Ewoud Pals
Telecopy: 31(0)40 4314649

Resin Acquisition, LLC
c/o Apollo Managemenr IV, LP.
New York, New York 10019
Attention: Scott Kleinman
Telecopy: (212) 515-3288

All such notices and other communications shall be deemed to have been given and received, (i) in the case of personal delivery, delivery by facsimile transmission or e-mail on the date of delivery, if delivered during business hours on a business day or, if not so delivered, the next succeeding business day (ii) in the case of delivery by nationally recognized overnight courier, on the second business day following dispatch and (iii) in the case of mailing, on the fifth business day following such mailing.

15.2
A Party may change its notice details on giving notice to the other Party of the change in accordance with this Article 15. That notice shall only be effective on the date falling three (3) clear business days after the notification has been received or such later date as may be specified in the notice. Any notice so delivered will comply with the terms of this Article 15.

So drawn up and signed on _____________________________, 2000.

SHELL NEDERLAND CHEMIE B.V.

By:
Name:
Title:

SHELL EPOXY RESINS NEDERLAND B.V.

By:
Name:
Title: